Exhibit 10.21

Separation Agreement and General Release

     This Separation Agreement and General Release (hereinafter “Agreement”) is entered into by and between Advanced Switching Communications, Inc. (referred to as “the Company”) and Larry Kraft (referred to as “Employee”), who are collectively referred to herein as the “Parties.”

     WHEREAS, the Parties now desire and agree to forever sever their employment relationship and to fully and finally resolve any and all existing or potential issues, claims, causes of action, grievances and disputes without any admission of liability or finding or admission that any of Employee’s rights, under any statute, claim or otherwise, were in any way violated. In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

     1.     Employee notified the Company of his intent to resign on January 18, 2002 (the “Notification Date”) and that his resignation from the Company would be effective on February 1, 2002 (the “Resignation Date”). From the Notification Date through the Resignation Date, Employee agrees to provide transitional services as they may be reasonably requested by the Company. Employee’s employment at the Company will end on the Resignation Date. Employee recognizes that for purposes of the continuation coverage requirements of group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, and the group health provisions of any applicable state or local law, a “qualifying event” occurs on Employee’s Resignation Date.

     2.     In exchange for the promises made by Employee herein and if Employee executes and does not revoke this Agreement, the Company agrees to pay to Employee an amount equal to Employee’s base pay (i.e., Employee’s monthly salary) that Employee would have earned from February 2, 2002, to July 31, 2002 (the “Guaranteed Severance Period”), less all lawful deductions, which shall be paid to Employee in accordance with the Company’s normal payroll schedule over the period. The Company agrees to begin making the Guaranteed Severance payments to Employee within fourteen (14) days after the “Effective Date,” as defined in paragraph 15.

     3.     Employee agrees that on or before the Resignation Date, he will surrender to the Company every item and every document in Employee’s possession or control that is the Company’s property (including but not limited to keys, records, computers, peripherals, computer files and disks, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form. Employee acknowledges and stipulates that all of the Company’s electronic and telephonic communication systems, computers and other business equipment including, but not limited to, computer systems, data bases, phone mail, modems, e-mail, Internet access, Web sites, fax machines, techniques, processes, formulas, mask works, source codes, programs, semiconductor chips, processors, memories, disc drives, tape heads, computer terminals, keyboards, storage devices, printers and optical character recognition devices, and any and all components, devices, techniques or circuitry incorporated in any of the above and similar business devices (herein collectively referred to as “Electronic Equipment” ), are the sole property of the Company, and that any information transmitted by, received from, or stored in such Electronic Equipment is also the Company’s property. Employee agrees that, after his separation of employment from the Company, he shall not, directly or indirectly, for himself or for any other person or entity, use, access, copy, or retrieve, or attempt to use, access, copy, or retrieve, any of the Company’s Electronic Equipment or any information on the Company’s Electronic Equipment.

     4.     All reference requests from Employee’s prospective employers shall be made in writing addressed to the attention of Laurie Foglesong, Director of Human Resources. In response to such requests, the Department of Human Resources will provide to prospective employers Employee’s dates of employment and job title. The Department of Human Resources will not provide any additional information to prospective employers regarding Employee’s employment without Employee’s written consent.

     5.     The parties acknowledge that Employee’s entitlement to stock options of the Company is governed by one or more stock option agreements (the “Option Agreements”). The procedures and time restrictions for the exercise of vested options are set forth in the Option Agreements. All unvested options previously granted to Employee shall expire and terminate on the Resignation Date.

     6.     Employee agrees that he is not otherwise entitled to the severance payments from the Company described in Paragraph 2 above during the Guaranteed Severance Period. Employee understands that by signing this Agreement, he is electing to receive those payments under the terms set forth in this Agreement.

     7.     As of the date Employee signs this Agreement, Employee represents that he has been paid for all hours worked through the date of his signature and has not suffered any on-the-job injury as of the date of his signature for which he has not already filed a claim. As a part of this Agreement, the Company agrees that all vacation pay, commissions, or overtime pay (if applicable) that he is owed will be paid on February 15, 2002.

     8.     Employee agrees that, in consideration of the additional severance payments described in paragraph 2 herein, he will, and hereby does, forever and irrevocably release and discharge the Company, and its past, present and future, affiliates, parents, subsidiaries, divisions, predecessors, purchasers, assigns, representatives and successors, and its and their officers, directors, employees, independent contractors, agents, (herein collectively referred to as the “Releasees”) from any and all claims, causes of action, damages, defenses, promises, judgments, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction before the date of this Agreement, including without limitation his employment and separation of employment from the Company and any and all tax related liabilities that may result from this Agreement. Employee expressly acknowledges that this General Release includes, but is not limited to, Employee’s intent to release the Company from tort and contract claims, wrongful discharge claims, statutory claims, compensation claims, and claims of discrimination or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, retaliation or any claim under Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq), and any other federal, state or local law prohibiting employment discrimination or relating to the employment relationship. This release does not include any claims that cannot be waived by law. It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law.

     9.     Employee agrees not to make or file any legal claims of any kind against the Company or any of the Releasees in any federal, state or municipal court, administrative agency or other tribunal concerning any claim that he/she has released in this Agreement. Employee further agrees that no legal claims have already been made or filed by or on behalf of Employee regarding any claims that have been released by this Agreement. Employee further agrees and covenants not to assist or encourage others in making or filing any legal claims of any kind in any federal, state or municipal court against the Company or any of the Releasees. If any administrative agency or other group files a legal claim of any kind on Employee’s behalf against the Company or any of the Releasees concerning any claim that Employee has released in this Agreement, Employee waives any right to monetary recovery.

     10.     Employee agrees that the additional severance payments provided for in this Agreement shall not be construed as an admission of any wrongdoing or liability on the part of the Company and that any such wrongdoing or liability is expressly denied. Employee represents that he has not assigned or transferred to any person or entity any claim against the Company and that any such claim is not assignable or transferable. The Parties agree that this Agreement shall be governed by Virginia law, and that the state and/or federal courts in Virginia shall have sole and exclusive jurisdiction and venue to hear any dispute concerning this Agreement. If any terms of the provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

     11.     The Parties agree that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises or terms of the Agreement among the Parties other than those contained herein, and that this Agreement shall not be modified except in a writing signed by each of the Parties hereto.

     This Agreement cancels and supersedes any prior employment agreements or arrangements that Employee may have entered into with the Company or any of the Releasees, except that the terms of paragraphs 6 and 7 of Employee’s Key Employee Employment Agreement and the Option Agreement(s) (to the extent applicable for vested options) entered into by Employee and Company shall remain and continue in effect in accordance with the terms thereof.

     12.     Employee agrees that he will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Company, about any product or service provided by the Company, or about the Company’s prospects for the future, except as required by law. Furthermore, Employee hereby represents to the Company that he has made no such communication to any public official, to any person associated with the media, or to any other person or entity. Employee acknowledges that the Company relies upon this representation in agreeing to enter into this Agreement.

     13.     Employee represents that he has read this Agreement, that he understands all of its terms, that in executing this Agreement he does not rely and has not relied upon any representation or statements made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect. Employee acknowledges that he has had a reasonable amount of time in which to consult an attorney prior to executing the Agreement, if he so chooses.

     14.     Employee understands that he/she has seven (7) days from the date of his/her receipt of this Agreement, which was January 18, 2002, to sign it, and that he/she may unilaterally waive this period at his/her election. Employee’s signature on this Agreement constitutes an express waiver of the seven (7) day period if affixed prior to the expiration of that period. By signing this Agreement, Employee expressly acknowledges that his/her decision to sign this Agreement was knowing and voluntary and of his/her own free will. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period.

     15.     This Agreement shall become effective on the date on which the Employee signs it and delivers it to Sherry Rhodes or Laurie Foglesong.

     16.     Employee also acknowledges that the Company may require him to provide assistance to the Company in the investigation and/or defense of potential or actual claims, charges or legal actions against the Company and agrees to provide the requested assistance, which may include, but is not limited to, interview(s), affidavit(s) and/or in person testimony. Employee acknowledges that such requests may come during and/or after his Guaranteed Severance Period and agrees to provide the assistance as and when required on a reasonable basis. If Employee no longer resides in the Washington, D.C. metropolitan area when his assistance is required and it is necessary that he be present in the metropolitan area to provide that assistance, the Company will pay his reasonable travel and related expenses for such period as his presence is required and will compensate him on a reasonable basis for his time spent rendering such assistance.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

Employee Signature/Printed Name	Date

/s/ Lawrence A. Kraft	1/24/02

Lawrence A. Kraft

For: Advanced Switching Communications, Inc.	Date

/s/ Sherry L. Rhodes	1/24/02

Sherry L. Rhodes
VP, General Counsel & Secretary